                                                                    Exhibit 10

     THE PRE-ACQUISITION AGREEMENT entered into this 4th day of May, 1996.

B E T W E E N:

                                  GREAT LAKES CHEMICAL CORPORATION, a
                                  corporation existing under the laws of
                                  Delaware,

                                  (hereinafter called "GLCC")

                                  -- and --

                                  NOWSCO WELL SERVICE LTD., a corporation
                                  existing under the laws of Alberta,

                                  (hereinafter called "the Company")

                                    RECITALS

WHEREAS:

1. There is an outstanding take-over bid to the shareholders of the Company offering to purchase all of the outstanding common shares of the Company at a price of Cdn.$27.00 per common share;

2. The board of directors of the Company wishes to encourage GLCC to make a take-over bid to the shareholders of the Company offering to purchase all of the outstanding common shares of the Company at a price of Cdn.$30.90 per common share;

3. The board of directors of the Company has determined that it would be in the best interests of the Company and its shareholders to recommend acceptance of the GLCC offer to the shareholders of the Company, to cooperate with GLCC and take all reasonable action to support the GLCC offer and to waive the application of the Company's Shareholder Protection Rights Agreement to the GLCC offer and certain other offers;

4. The board of directors of the Company has determined that it would be in the best interests of the Company and its shareholders to enter into this Agreement; and

5. GLCC will make an offer subject to the terms and conditions of this Agreement.

     NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

1.1 THE OFFER. Subject to the terms and conditions of this Agreement GLCC agrees to mail on or before May 8, 1996 to the holders of common shares of the Company, an offer to purchase all of the common shares (including the associated rights issued pursuant to the Company's Shareholder Protection Rights Agreement, hereinafter called the "Rights" and together with the common shares called the "Shares" and the holders of Shares are hereinafter called "Shareholders") at a price of Cdn.$30.90 per Share, subject to the terms and conditions set out in Schedule "A" to this Agreement (the "Offer") as the same

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     may be amended pursuant to the terms hereof. GLCC further agrees that it will not amend the terms of the Offer other than to increase the consideration payable thereunder, to extend the expiry thereof or to waive any conditions thereof, except with the prior consent of the Company.

1.2  COMPANY APPROVAL OF THE OFFER.

     (a) The Company represents that its board of directors, upon consultation with its advisors, has determined unanimously that:

          (i) the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders;

          (ii) the board of directors will recommend that Shareholders accept the Offer; and

          (iii)this Agreement is in the best interests of the Company and the Shareholders;

     (b) The Company represents that the board of directors has received an opinion from the Company's financial advisors that the Offer is fair from a financial point of view to the Shareholders.

1.3 COMPANY COOPERATION. The Company covenants to cooperate with GLCC, to take all reasonable action to support the Offer and to provide GLCC with a draft copy of any Directors' Circular to be issued, from time to time, prior to the mailing thereof, on a confidential basis, and to provide GLCC with a reasonable opportunity to review and provide comments thereon. The Company further covenants to use reasonable commercial efforts to mail the Directors' Circular to be issued in connection with the mailing of the Offer on the same date that GLCC mails the Offer to the Shareholders.

1.4 JOINT PRESS RELEASE AND PUBLIC DISCLOSURE. The parties agree to jointly issue a press release as soon as practicable in a mutually agreeable form and the Company agrees to file a copy of this Agreement as soon as possible with the securities regulatory authorities having jurisdiction over the Company.

1.5 POST OFFER COVENANTS. If GLCC takes up and pays for Shares pursuant to the Offer, GLCC and the Company agree to use all reasonable efforts to enable GLCC to acquire the balance of the Shares as soon as practicable after completion of the Offer by way of compulsory acquisition, arrangement, amalgamation or other type of acquisition transaction carried out for a consideration per Share of not less than Cdn.$30.90 per Share. The Company agrees and represents that its board of directors has determined unanimously to use its and their respective reasonable efforts to enable GLCC to elect or appoint all of the directors of the Company as soon as possible after GLCC takes up and pays for at least 50% of the Shares pursuant to the Offer.

1.6  SHAREHOLDER PROTECTION RIGHTS PLAN.

     (a) The Company represents that its board of directors has resolved to waive the application of the Shareholder Protection Rights Plan to the Offer and to any other actions taken by GLCC in furtherance of acquiring all of the Shares and covenants to take all action necessary pursuant to the Shareholder Protection Rights Plan to effect such waiver, such waiver to become effective no later than the date (the "Waiver Date") that is the earlier of June 18, 1996 or the initial expiry date of the Offer, as set forth on Schedule "A" hereto, as it may be extended from the time to time pursuant to the terms of the Offer as necessary solely to satisfy the conditions of the Offer relating to approvals required under the Investment Canada Act, the Competition Act or the Hart-Scott- Rodino Antitrust Improvements Act of 1976.

     (b) The Company covenants and agrees and represents that its board of directors has resolved not to waive the application of the Shareholder Protection Rights Plan or to redeem any of the outstanding Rights or take any other action which would limit the application of the Shareholder Protection Rights Plan to any transaction other than an Acquisition Proposal (as defined in section 2.2) that is in the form of a take-over bid circular made to all Shareholders, in which case such waiver will not be effective prior to the Waiver Date.

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1.7  OUTSTANDING STOCK OPTIONS.  The Company agrees and represents that its board of directors has unanimously resolved to use its and their respective reasonable efforts to encourage all persons holding options to purchase Shares pursuant to the Company's employee stock option plan and other compensation arrangements or otherwise, to exercise their options prior to the expiry of the Offer and to tender all Shares issued in connection therewith to the Offer. The Company further agrees and represents that the board of directors of the Company has also resolved and has authorized and directed the Company to, cause the vesting of option entitlements under its employee stock option plans and other compensation arrangements to accelerate prior to or concurrent with the expiry of the Offer, such that all outstanding Options to acquire Shares are exercisable prior to or concurrent with the expiry of the Offer, and to arrange for all Shares that are fully paid thereunder to be distributed to those persons entitled thereto so as to be able to be tendered into the Offer and to thereafter satisfy all other obligations of the Company under such plans or, upon the acquisition by GLCC of Shares pursuant to the Offer, to cause all entitlements under such arrangements to terminate upon the payment of an amount in respect of each outstanding option equal to the difference between the exercise price thereof and the Offer price.

                                   ARTICLE II

                            COVENANTS OF THE COMPANY

2.1 ORDINARY COURSE OF BUSINESS. The Company covenants and agrees that, prior to the time (the "Effective Time") of the appointment or election to the board of directors of the Company of persons designated by GLCC pursuant to section 1.5, unless GLCC shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

     (a) the Company shall, and shall cause each of its direct and indirect subsidiaries (including Nowsco Americas S.A. ("NASA")) (collectively its "Subsidiaries") to, conduct its and their respective business only in and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

     (b) the Company shall not directly or indirectly do or permit to occur any of the following:

          (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

               (A) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its Subsidiaries (other than pursuant to the exercise of employee stock options currently outstanding), or

               (B) except in the ordinary course of business, any assets of the Company or any of its Subsidiaries;

          (ii) amend or propose to amend its articles or by-laws or those of any of its Subsidiaries;

          (iii)split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend (other than as disclosed in writing to GLCC prior to the date hereof) or other distribution payable in cash, stock, property or otherwise with respect to the Shares;

          (iv) redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any Shares or other securities of the Company or any of its Subsidiaries;

          (v) reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other person, corporation, partnership or other business organization whatsoever;

          (vi) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership or other business organization or division or acquire or agree to acquire any material assets; or

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          (vii)incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for the borrowing of working capital in the ordinary course of business and consistent with past practice;

     (c) the Company shall not, and shall cause each of its Subsidiaries to not (otherwise than as may be contemplated in section 1.7 and section 2.4 of this Agreement):

          (i) enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors of the Company other than pursuant to agreements in effect (without amendment) on the date hereof; or

          (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary, regular and usual course of business and consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable otherwise than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof;

     (d) the Company shall use its reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (e)  the Company shall:

          (i) use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

          (ii) not take any action, or permit any of its Subsidiaries to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

          (iii)promptly notify GLCC orally and in writing of any material adverse change in the normal course of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' properties, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (f) the Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement or the Offer prior to the Effective Time without the prior written consent of GLCC; and

     (g) the Company shall not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section 2.1 without the prior consent of GLCC.

2.2 NON-SOLICITATION.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, solicit or encourage (including by way of

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          furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding any merger, amalgamation, take-over bid, sale of substantial assets, sale of treasury shares or similar transactions involving the Company or any Subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), provided nothing contained in this section
          2.2 or other provision of this Agreement shall prevent the board of directors of the Company from considering, negotiating, approving and recommending to the Shareholders an unsolicited bona fide written Acquisition Proposal for which adequate financial arrangements have been made, which the board of directors of the Company determines in good faith (after consultation with its financial advisors, and after receiving a written opinion of outside counsel, or advice of outside counsel that is reflected in the minutes of the board of directors of the Company, to the effect that the board of directors is required to do so in order to discharge properly its fiduciary duties) would, if consummated in accordance with its terms, result in a transaction more favourable to the Shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

     (b) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than GLCC) with respect to any potential Acquisition Proposal. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company and such third party is a party. The Company shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to a potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured.

     (c) The Company shall immediately notify GLCC of any existing Acquisition Proposals or of any future Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs any member of the board of directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to GLCC shall be made, from time to time, orally and in writing and shall indicate such details of the proposal, inquiry or contact known to such person as GLCC may reasonably request including the identity of the person making such proposal, inquiry or contact.

     (d) If the board of directors of the Company receives a request for material non-public information from a party who proposes to the Company a bona fide Acquisition Proposal and the board of directors of the Company determines that such proposal is a Superior Proposal pursuant to section 2.2(a), then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and GLCC provide such party with access to information regarding the Company; provided that, in respect of any Acquisition Proposal currently outstanding, no such term need be imposed that would be inconsistent with, or would render the party unable to make, the unamended Acquisition Proposal or to complete the unamended Acquisition Proposal pursuant to the terms thereof. The Company agrees to send a copy of any such confidentiality agreement to GLCC immediately upon its execution.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company are aware of the provisions of this section, and the Company shall be responsible for any breach of this section 2.2 by such bankers, advisors or representatives.

2.3 ACCESS TO INFORMATION. Subject to the existing Confidentiality Agreement between the Company and GLCC dated April 10, 1996, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford GLCC's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") reasonable access, during normal business hours from the date

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     hereof and until the expiration of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to GLCC all information concerning its business, properties and personnel as GLCC may reasonably request.

2.4 EMPLOYMENT ARRANGEMENTS. The Company shall have used all reasonable efforts to have amended any outstanding agreements, understandings, policies or other arrangements with its senior executive officers or employees on terms satisfactory to GLCC.

                                  ARTICLE III

                          FEES AND OTHER ARRANGEMENTS

3.1  (a)  If at any time after the execution of this Agreement:

          (i) the board of directors has withdrawn, redefined or changed, during the term of the Offer, any of its recommendations or determinations referred to in sections 1.2, 1.5 or 1.7 in a manner adverse to GLCC or shall have resolved to do so;

          (ii) the board of directors shall have failed to reaffirm its recommendation of this Offer by press statement within 5 days after the public announcement or commencement of any Acquisition Proposal and in a Directors' Circular within 10 days after the mailing of any such Acquisition Proposal;

          (iii)an Acquisition Proposal is made to the Shareholders or to the Company, or the outstanding Acquisition Proposal is amended to increase the consideration offered thereunder and upon the expiry of the Offer any such other Acquisition Proposal has either been accepted or has not expired or been withdrawn, and the Minimum Condition (as defined in Schedule "A" to this Agreement) of the Offer has not been satisfied;

          (iv) any third party acquires 25% or more of the Shares by any means whatsoever during the term of the Offer; or

          (v) during the term of the Offer, the Company breaches in any material respect any of its representations, warranties or covenants made in this Agreement, including, without limitation, the representations and covenants in section 1.6;

          (each of the above being a "Fee Event"), then the Company shall pay to GLCC 3% of the value of the Superior Proposal made to the Shareholders or the Company during the term of this Agreement, (calculated based on the offer price per share of any such proposal multiplied by the number of Shares outstanding on a fully diluted basis,) having the highest value from time to time and, in any event, not less than Cdn.$20,900,000 whether or not there is a Superior Proposal, in immediately available funds to an account designated by GLCC within one business day after the first to occur of the events described above and in the event there is more than one Superior Proposal, or a Superior Proposal is proposed to the Company for the first time after a fee has been paid to GLCC pursuant to this section, then the fee required to be paid hereby shall be recalculated and any incremental fee shall be paid to GLCC within one business day after the event that gives rise to the recalculation; provided that, except as provided above with respect to any incremental fee, the Company shall only be obligated to make one payment pursuant to this section 3.1.

          In the event that any Superior Proposal is for consideration other than all cash, then the value of that Superior Proposal shall be as determined by agreement by the financial advisors to GLCC and the Company, or failing such agreement, the value of the Superior Proposal shall be calculated using the closing value of the Shares on The Toronto Stock Exchange, on a fully diluted basis, on the day after the public announcement of the Superior Proposal, plus Cdn.$0.50.

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     (b)  The Company agrees to pay to GLCC Cdn.$6,900,000 in immediately available funds to an account designated by GLCC within one business day of the Offer being mailed to the Shareholders.

3.2 RIGHT OF FIRST REFUSAL. The Company covenants that it will not enter into any agreement regarding a Superior Proposal (the "Proposed Agreement") without providing GLCC with an opportunity to amend this Agreement to provide for substantially similar terms to those included in the Proposed Agreement. In particular, the Company covenants to provide GLCC with a copy of any Proposed Agreement as executed by the party making the proposal, at least 48 hours prior to its proposed execution by the Company. In the event GLCC agrees to amend this Agreement as provided above, the Company covenants to not enter into the Proposed Agreement.

                                   ARTICLE IV

                               COVENANTS OF GLCC

4.1 EMPLOYMENT AGREEMENTS. GLCC covenants and agrees, and after the Effective Time will cause the Company and any successor to the Company to agree, to honour and comply with the terms of those existing employment and severance agreements and policies of the Company which the Company has disclosed to GLCC in writing prior to the date hereof.

4.2 OFFICERS' AND DIRECTORS' INSURANCE. GLCC agrees to use reasonable efforts to secure directors' and officers' insurance coverage for the Company's current and former directors and officers on a seven year "trailing" (or "run-off") basis. If a trailing policy is not available at a reasonable cost (a "reasonable cost" being not greater than the estimated cost of providing the coverage referred to in this and the next sentence), then GLCC agrees that for the entire period from the Effective Time until three years after the Effective Time, GLCC will cause the Company or any successor to the Company to maintain the Company's current directors' and officers' insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof ("Equivalent Insurance"), for all present and former directors and officers of the Company, covering claims made prior to or within three years after the Effective Time. Further, GLCC agrees that after the expiration of that three year period, GLCC will use its reasonable efforts to cause such directors and officers to be covered under GLCC's then existing directors' and officers' insurance policy, provided such coverage can be obtained at minimal cost to GLCC.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1 REPRESENTATIONS. The Company hereby provides to GLCC those representations and warranties as set forth in Schedule "B" to this Agreement (and acknowledges that GLCC is relying upon those representations and warranties in connection with entering into this Agreement).

5.2 INVESTIGATION. Any investigation by GLCC and its advisors shall not mitigate, diminish or affect the representations and warranties of the Company provided pursuant to this Agreement. Where the provisions of Schedule "B" or elsewhere in this Agreement refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of the Company.

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                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF GLCC

6.1 REPRESENTATIONS. GLCC hereby represents and warrants to the Company as provided in Schedule "C" to this Agreement (and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement).

                                  ARTICLE VII

                                MUTUAL COVENANTS

7.1 CONSULTATION. GLCC and the Company agree to consult with each other in issuing any press releases or otherwise making public statements with respect to the Offer or any other Acquisition Proposal and in making any filings with any federal, provincial or state governmental or regulatory agency or with any securities exchange with respect thereto. Each party shall use its reasonable efforts to enable the other party to review and comment on all such press releases prior to release thereof.

7.2 FURTHER ASSURANCE. Subject to the terms and conditions herein, GLCC and the Company agree to use their respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer. The Company and GLCC will, and will cause each of their respective Subsidiaries to, use their reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts or agreements (including, in particular but without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to the Company's or to NASA's operations, including in respect of any provision that may restrict GLCC or the Company or any of their respective affiliates from conducting business in Central or South America after the consummation of the Offer), (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial, state or foreign law or regulations with respect to this Agreement or the Offer, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer, and (iv) to fulfil all conditions and satisfy all provisions of this Agreement and the Offer.

                                  ARTICLE VIII

                                  TERMINATION

8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

     (a)  by mutual written consent of GLCC and the Company;

     (b) by either GLCC or the Company after September 30, 1996 if GLCC has not purchased Shares pursuant to the Offer;

     (c) by either GLCC or the Company, if the Minimum Condition or any other condition of the Offer has not been satisfied or waived on the expiry of the Offer, as the same may be extended from time to time pursuant to the terms of the Offer;

     (d)  by GLCC upon the receipt of a fee as provided in section 3.1(a); or

     (e) by the Company, if GLCC does not mail the Offer as provided in section 1.1, provided that no Fee Event has occurred;

     except that the obligations set forth in section 3.1 shall survive the termination of this Agreement, other than in respect of a termination pursuant to section 8.1(e) above.

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8.2  WITHDRAWAL OF OFFER.  If this Agreement is terminated as provided in section 8.1 above, GLCC may terminate or withdraw the Offer without any liability or further obligation under this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

9.1 AMENDMENT OR WAIVER. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by GLCC and the Company; provided, however, that either GLCC or the Company may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

9.2 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto.

9.3 HEADINGS. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provisions of this Agreement.

9.4 NOTICES. All notices or other communications which are required or permitted hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally, or sent by confidential telecopier addressed as follows:

     To GLCC:

        John V. Lacci
        Vice President and General Counsel
        One Great Lakes Boulevard
        West Lafayette, IN 47906
        Facsimile: (317) 497-6234

     With a Copy to:

        Stikeman, Elliott
        1500, 855 - 2nd Street S.W.
        Calgary, Alberta
        T2P 4J7
        Attention: John M. Stransman
        Facsimile: (403) 266-9034

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     To the Company:

        Kenneth M. Bagan
        General Counsel & Secretary
        2750, 801 - 6th Avenue S.W.
        Calgary, Alberta
        T2P 4L8
        Facsimile: (403) 296-1565

     With a Copy to:

        Bennett Jones Verchere
        4500, 855 - 2nd Street S.W.
        Calgary, Alberta
        T2P 4K7
        Attention: Henry Sykes
        Facsimile: (403) 265-7219

9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement.

9.6 EXPENSES. Each party will pay its own expenses. GLCC and the Company represent and warrant to each other that, except for RBC Dominion Securities Inc. and Simmons & Company International in the case of the Company and Lehman Brothers Inc. and Nesbitt Burns, Inc. in the case of GLCC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer. The Company has provided to GLCC a correct and complete copy of all agreements between the Company and each of its financial advisors as are in existence at the date hereof. The Company covenants not to amend the terms of any such agreements relating to the payment of fees and expenses without the prior written approval of GLCC.

9.7 ASSIGNMENT. GLCC may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of GLCC, but, if such assignment takes place, GLCC shall continue to be liable to the Company for any default in performance by the assignee. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

9.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

9.9 CHOICE OF LAW. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Alberta.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.

                                       GREAT LAKES CHEMICAL CORPORATION

                                      by: "David A. Hall"
                                          -------------------------------
                                          David A. Hall
                                          Senior Vice President -- Corporate
                                          Development
                                          Specialized Services & Mfg.

                                      NOWSCO WELL SERVICE LTD.

                                      by: "S.P. Shouldice"
                                          -------------------------------
                                          S. P. Shouldice
                                          Chief Executive Officer and Chairman

                                      by: "Kenneth M. Bagan"
                                          -------------------------------
                                          Kenneth M. Bagan
                                          General Counsel & Secretary

                                  SCHEDULE "A"

                               TERMS OF THE OFFER

1. GENERAL TERMS. The Offer shall be made by a circular bid prepared in compliance with the Securities Act (Alberta) and other applicable provincial securities laws and in accordance with the Multi-Jurisdictional Disclosure System to United States Shareholders.

2. EXPIRY DATE. The Offer shall be open until June 7, 1996 (provided that GLCC may reduce or extend such period of time in its sole discretion).

3. OFFER PRICE. The Offer shall be made in cash at a price of not less than Cdn.$30.90 per Share (including Shares which may become outstanding on the exercise of options, warrants or other rights to purchase Shares (other than rights issued pursuant to the Shareholder Protection Rights Agreement)).

4. CONDITIONS OF THE OFFER. The Offer shall not be subject to any conditions other than those substantially described as follows:

     (a) at the expiry time there shall have been validly deposited under the Offer and not withdrawn a number of Shares which constitutes at least 66 2/3% of the outstanding Shares (calculated on a fully diluted basis) (the "Minimum Condition");

     (b) the Offeror shall have determined in its sole judgment that: (i) no material right, franchise or license of the Company or any of its Subsidiaries has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Offer, the taking up and paying for Shares deposited under the Offer or otherwise which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Shares under the Offer, and (ii) no covenant, term or condition of any instrument or agreement of the Company or its Subsidiaries exists which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Shares under the Offer (including without limitation any default, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the Shares under the Offer);

     (c) there shall not have occurred any actual or threatened change (including a proposal by the Minister of Finance of Canada to amend the Tax Act or any proposal to further amend the United States Internal Revenue Code of 1986, or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, directly or indirectly, has or may have a material adverse significance with respect to the current or anticipated business or operations of any of the Offeror, the Parent, the Company or their respective Subsidiaries, or entities in which any of them has a material interest, with respect to the regulatory regime applicable to their respective business and operations or with respect to completing a compulsory acquisition or any subsequent acquisition transaction or with respect to any potential integration of the Company with the Offeror (or the parent of the Offeror) or with any reorganization of the Company or the Offeror in connection with any such potential integration;

     (d) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, governmental regulation, inquiry or other occurrence of any nature whatsoever which, in the sole judgment of the Offeror, materially adversely affects or involves, or may materially adversely affect or involve, the general economic, financial, currency exchange, securities or commodity market (including without limitation oil and gas market) conditions in Canada or the United States, or the financial condition, business, operations, assets, affairs or prospects of the Offeror, (the parent of the Offeror), the Company or any of its Subsidiaries;

     (e) any applicable waiting periods under any competition, merger control or similar law (including without limitation the HSR Act), regulation or other governmental authority having jurisdiction over the Offeror, (the parent of the Offeror) or the Company or the Offer or any other transaction contemplated by the Offer with respect to any such matters shall have expired or been terminated in respect of such transactions;

     (f) all approvals or exemptions under the Investment Canada Act in connection with the Offer and the acquisition of Shares pursuant to the Offer shall have been obtained on terms and conditions satisfactory to the Offeror in its sole determination;

     (g) any other requisite regulatory approvals (including without limitation those of any stock exchanges or other regulatory authorities) shall have been obtained on terms satisfactory to the Offeror;

     (h) no act, action, suit or proceeding shall have been threatened or taken before or by any Canadian or United States federal, provincial, state or foreign court or other tribunal or governmental agency or other regulatory or administrative agency or commission or by any elected or appointed public official or private person (including without limitation any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law, which could reasonably be expected to have the effect of:

          (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by the Offeror, the completion of a compulsory acquisition or any subsequent acquisition transaction or the consummation of any of the transactions contemplated by the Offer;

          (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its Subsidiaries, or by the Offeror (or the parent of the Offeror), directly or indirectly, of all or any material portion of the business or assets of the Company, on a consolidated basis, or the Offeror (or the parent of the Offeror), directly or indirectly, or compelling the Offeror (or the parent of the Offeror), directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Company, on a consolidated basis, or the Offeror (or the parent of the Offeror), directly or indirectly, as a result of the transactions contemplated by the Offer;

          (iii)imposing or confirming limitations on the ability of the Offeror, directly or indirectly, effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Offeror (or the parent of the Offeror), directly or indirectly, on all matters properly presented to the Shareholders of the Company, including without limitation the right to vote any shares of capital stock of any Subsidiary (other than immaterial Subsidiaries) directly or indirectly owned by the Company;

          (iv) requiring divestiture by the Offeror, directly or indirectly, of any Shares; or

          (v) materially adversely affecting the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or the value of the Shares or of the Offer to the Offeror;

     (i) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Shares under the Offer or completing any compulsory acquisition or any subsequent acquisition transaction;

     (j) there shall not have occurred (or if there shall have occurred prior to the commencement of the Offer and not publicly disclosed, there shall not have been generally disclosed or disclosed to the Offeror in writing after the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in the business, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Company or any of its Subsidiaries considered as a whole which, in the sole judgment of the Offeror, is materially adverse;

     (k) the Director of Investigation and Research (the "Director") appointed under the Competition Act shall not have advised the Offeror, in writing, that he intends to oppose the acquisition of the Shares or that he has taken or threatened to take proceedings under the merger provisions of Part VIII or under section 45 of the Competition Act in respect of the purchase of Shares;

     (l) (i) it shall not have been publicly disclosed or the Offeror shall not have otherwise become aware that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding Shares has been acquired by any person (including without limitation the Company or any of its Subsidiaries or affiliates), other than the Offeror or any of its affiliates or (ii) (A) the board of directors of the Company or any committee thereof shall not have approved or recommended any proposal or any other acquisition of Shares other than the Offer, (B) any corporation, partnership, person or other entity or group shall not have entered into a definitive agreement or an agreement in principle with the Company with respect to a take-over bid (other than the Offer), tender offer or exchange offer, merger, sale of assets, amalgamation, plan of arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction with or involving the Company or any of its Subsidiaries or (C) the board of directors of the Company or any committee thereof shall not have resolved to do any of the foregoing; and

     (m) there shall not have occurred any material breach by the Company of any of the representations, warranties or covenants of the Pre-Acquisition Agreement or any termination of the Pre-Acquisition Agreement pursuant to the terms thereof.

     The foregoing conditions are for the exclusive benefit of the Offeror and may be waived by the Offeror in whole or in part at any time and from time to time, both before or after the expiry time.

                                  SCHEDULE "B"

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) ORGANIZATION. Each of the Company and each of its direct and indirect Subsidiaries, partnerships and other entities over which it exercises direction or control (including Nowsco Americas S.A.) (collectively, the "Subsidiaries") has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its businesses as presently owned and conducted. All of the outstanding shares of capital stock and other ownership interests of the Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by the Company are owned free and clear of all material liens, claims or encumbrances, and except as disclosed in writing to GLCC prior to the date hereof, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares of capital stock or other ownership interests in any of the Subsidiaries.

(b) CAPITALIZATION. As of the date hereof, there are 20,927,296 Shares issued and outstanding. As at the date hereof, up to a maximum of 1,581,010 Shares may be issued pursuant to outstanding stock option entitlements. Except as described in the immediately preceding sentence, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any Subsidiary to issue or sell any shares of any capital stock of the Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company, any Subsidiary or any other person, nor, except as disclosed to GLCC prior to the date hereof, is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any Subsidiary.

(c) AUTHORITY. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity. Except as disclosed in writing to GLCC prior to the date hereof, the execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and (other than in respect of subparagraph A(ii) below) the completion of the Offer and the transactions contemplated thereby, will not:

     (A) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

          (i) its or any Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

          (ii) any law, regulation, order, judgment or decree; or

          (iii)any material contract, agreement, license, franchise or permit to which the Company or any Subsidiary is bound or is subject or is the beneficiary;

     (B) give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

     (C) result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of the Company or any Subsidiary to carry on the business of the Company or any Subsidiary as and where it is now being carried on or as and where it may be carried on in the future.

(d) ABSENCE OF CHANGES. Since December 31, 1995, and except as has been publicly disclosed in any document filed with the Ontario Securities Commission (i) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company or any Subsidiary has been incurred, and
     (iii) there has not been any material adverse change in the financial conditions, results of operations or businesses of the Company or any Subsidiary.

(e) EMPLOYMENT AGREEMENTS. Other than as disclosed in writing to GLCC prior to the date hereof, or except as set forth in the Information Circular and Proxy Statement of the Company dated March 21, 1996 or the Directors' Circular of the Company dated April 22, 1996, neither the Company nor any Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any person.

(f) DISCLOSURE. The Company has disclosed to GLCC in writing prior to the date hereof, any information known to it regarding any event, circumstance or action taken or failed to be taken which could materially and adversely affect the business, operations, assets, capitalization, financial condition, prospects, rights or liabilities of or relating to the Company or any Subsidiary.

(g) FINANCIAL STATEMENTS. The audited consolidated balance sheet and related consolidated statement of operations, consolidated statement of changes in financial position and consolidated statement of shareholders' equity of the Company for the fiscal year ending December 31, 1995, and the audited consolidated balance sheets and consolidated statements of operations and consolidated statements of shareholders' equity for the periods ended December 31, 1994 and December 31, 1995, as contained in the Company's 1995 Annual Report, were prepared in accordance with generally accepted accounting principles in Canada consistently applied, and fairly present the consolidated financial condition of the Company at the respective dates indicated and the results of operations of the Company (on a consolidated basis) for the periods covered.

(h) BOOKS AND RECORDS. The corporate records and minute books of the Company and the material Subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

(i) LITIGATION, ETC. Except as set forth or specifically reflected in any document filed with the Ontario Securities Commission, or as disclosed in writing to GLCC prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on the Company or any Subsidiary or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer, nor is the Company aware of any basis for any such claim, action, proceeding or investigation. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

(j) ENVIRONMENTAL. Except as has been disclosed in writing to GLCC prior to the date hereof, neither the Company nor any Subsidiary is aware of, or has received:

     (i) any order or directive which relates to environmental matters, and which requires any material work, repairs, construction, or capital expenditures; or

     (ii) any demand or notice with respect to the material breach of any environmental, health, or safety law applicable to the Company or any Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

(k) PATENT, TRADEMARK AND RELATED MATTERS. All of the patents, registered trademarks and service marks, trade names and licenses owned or used by the Company at the date of this Agreement are in good standing, valid and adequate to permit the Company and its Subsidiaries to conduct its business as presently conducted.

(l) INSURANCE. Policies of insurance in force as of the date hereof naming the Company as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company and the Subsidiaries as would be customary in respect of the businesses carried on by the Company. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

(m)  TAX MATTERS.

     (A) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

          (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its material Subsidiaries is required to pay, withhold or collect.

          (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

     (B) RETURNS FILED AND TAXES PAID. All Returns required to be filed by or on behalf of the Company or any material Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any material Subsidiaries with respect to items or periods covered by such Returns.

     (C) TAX RESERVES. The Company has paid or provided adequate accruals in its financial statements for the year ended dated December 31, 1995 for Taxes, including income taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in Canada.

     (D) RETURNS FURNISHED. For all periods ending on and after December 31, 1992, GLCC has been furnished by the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any material Subsidiary or on behalf of the Company or any material Subsidiary relating to Taxes, and (ii) all pro-forma separate federal and provincial income or franchise tax returns for the Company or any material Subsidiaries.

     (E) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as disclosed in writing to GLCC, no deficiencies exist or have been asserted with respect to Taxes of the Company or any material Subsidiary. Neither the Company nor any material Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Company or any material Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company or any material Subsidiary. Except as has been disclosed in writing to GLCC, the Returns of the Company and any material Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

(n) PENSION AND TERMINATION BENEFITS. Other than as disclosed in writing to GLCC prior to the date hereof, the Company has provided adequate accruals in its financial statements for the year ended December 31, 1995 (or such amounts are fully funded) for all pension or other employee benefit obligations of the Company arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Company or any of its Subsidiaries as well as for any other payment required to be made by the Company in connection with the termination of employment or retirement of any employee of the Company or any Subsidiary.

                                  SCHEDULE "C"

                     REPRESENTATIONS AND WARRANTIES OF GLCC

(a) ORGANIZATION. GLCC has been duly incorporated and organized, and is validly existing, as a corporation under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b) AUTHORITY. GLCC has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and no other corporate proceedings on the part of GLCC are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by GLCC and constitutes a valid and binding obligation of GLCC, enforceable by the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

(c) FINANCING. GLCC has made adequate arrangements to ensure that required funds are available to effect payment in full for all Shares offered to be acquired pursuant to the Offer and pursuant to section 1.5 of the Agreement.